Terra Healthy Living, Ltd.
                                  Pasea Estate
                                 Post Office Box
                             Road Town, Tortola BVI


                               September 13, 1999

Via Facsimile

Catalyst Capital, LLC
8936 Echo Ridge Drive
Las Vegas, NV  89117
(702) 254-7766

         Re:      Guideline Capital Corporation

Dear Mark:

     The purpose of this letter is to memorialize our mutual agreements and commitments following Catalyst Capital, LLC's entry into an Escrow Agreement dated August 9, 1999 between Catalyst Capital, LLC ("Catalyst") and Bryan A. Gianesin, Esq. and Gianesin & Associates (collectively, "Gianesin"). Pursuant to that Escrow Agreement, Catalyst obtained the right to acquire a majority of the outstanding stock of Guideline Capital Corporation, a Delaware corporation (as its name may be changed after the date hereof, "Guideline"), which rights were assigned to Terra Healthy Living, Ltd. ("Terra Healthy") pursuant to a letter agreement dated August 9, 1999, subject to the reservation of certain rights in favor of Catalyst as set forth in that letter.

     In furtherance of the foregoing, and in acknowledgment and consideration of the efforts of Catalyst in structuring the transaction contemplated in the Escrow Agreement and the parties thereto consummating the transactions contemplated thereby, by this letter Terra Healthy covenants and agrees to invest $2,000,000 in Guideline. The funding of this investment will occur promptly following the consummation of the transactions contemplated in the Escrow Agreement and shall be in the form of an additional contribution (paid in capital) to the equity capital of Guideline.

     Please confirm your understanding of and agreement to the foregoing by signing the enclosed copy of this letter and returning the same to me.

                                         Very truly yours,

                                         TERRA HEALTHY LIVING, LTD.



                                         By:    /s/ Daniel Montangero
                                              Daniel Montangero


AGREED AND ACCEPTED
as of September 13, 1999:

CATALYST CAPITAL, LLC


By:     /s/ Kiran Sidhu
     Kiran Sidhu
     Manager